Exhibit 99.1

QuickLogic Appoints Ron Shelton to Board of Directors

SAN JOSE, Calif., August 13, 2025 /PRNewswire/ -- QuickLogic Corporation (NASDAQ: QUIK), a leading developer of embedded FPGA (eFPGA) Hard IP and User Tools, ruggedized FPGAs, and Endpoint AI/ML solutions, today announced the appointment of Ron Shelton to its Board of Directors, effective August 7, 2025. Shelton will also serve as Chair of the Audit Committee.

Shelton is a seasoned executive with more than 25 years of financial and operational leadership experience. He currently serves as Chief Financial Officer of Syntiant Corp., a leading provider of sensors, processors and software models that enable AI at the edge. Previously, he held CFO roles at several other notable companies, including Navitas Semiconductor, Adesto Technologies, GigOptix, and Cirrus Logic. His extensive experience spans a wide range of organizations, from publicly traded companies to privately held startups. Shelton holds a BA in Economics from Stanford University.

“I am impressed by QuickLogic’s momentum in eFPGA Hard IP solutions and its long-standing commitment to customer success,” Shelton said. “I look forward to contributing to the company's continued growth and supporting strong financial oversight and governance.”

“We are pleased to welcome Ron to the QuickLogic board,” said Michael R. Farese, PhD, Chairman of the Board of QuickLogic. “Ron’s broad business acumen and deep financial expertise will provide valuable insight as we continue to expand our eFPGA IP licensing and FPGA Storefront business, and deepen our engagement with aerospace, defense, and other high-reliability markets.”

About QuickLogic
QuickLogic Corporation is a fabless semiconductor company specializing in eFPGA Hard IP, discrete FPGAs, and endpoint AI solutions. QuickLogic's unique approach combines cutting-edge technology with open-source tools to deliver highly customizable, low-power solutions for aerospace and defense, industrial, consumer, and computing markets. For more information, visit www.quicklogic.com.

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